Super Micro Computer, Inc. to Delay Form 10-K Filing for Fiscal Year 2024

SAN JOSE, Calif., August 28, 2024 – Super Micro Computer, Inc. (NASDAQ: SMCI) (“SMCI” or the “Company”), a Total IT Solution Provider for AI, Cloud, Storage and 5G/Edge, today announced that it expects that it will not timely file its Annual Report on Form 10-K for the fiscal year ended June 30, 2024 (the “Annual Report”) and expects to file a Notification of Late Filing on Form 12b-25 with respect to the Annual Report on August 30, 2024. SMCI is unable to file its Annual Report within the prescribed time period without unreasonable effort or expense. Additional time is needed for SMCI’s management to complete its assessment of the design and operating effectiveness of its internal controls over financial reporting as of June 30, 2024. SMCI has not made updates to its results for the fiscal year and quarter ended June 30, 2024 that were announced in SMCI’s press release dated August 6, 2024.

About Super Micro Computer, Inc.

Supermicro (NASDAQ: SMCI) is a global leader in Application-Optimized Total IT Solutions. Founded and operating in San Jose, California, Supermicro is committed to delivering first to market innovation for Enterprise, Cloud, AI, and 5G Telco/Edge IT Infrastructure. We are a Total IT Solutions Provider with server, AI, storage, IoT, switch systems, software, and support services. Supermicro's motherboard, power, and chassis design expertise further enable our development and production, enabling next generation innovation from cloud to edge for our global customers. Our products are designed and manufactured in-house (in the US, Taiwan, and the Netherlands), leveraging global operations for scale and efficiency and optimized to improve TCO and reduce environmental impact (Green Computing). The award-winning portfolio of Server Building Block Solutions® allows customers to optimize for their exact workload and application by selecting from a broad family of systems built from our flexible and reusable building blocks that support a comprehensive set of form factors, processors, memory, GPUs, storage, networking, power, and cooling solutions (air-conditioned, free air cooling or liquid cooling).

Supermicro, Server Building Block Solutions, and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc.

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this press release that are not historical fact may be forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may relate to, among other things, the expected late filing of the Annual Report and the expected filing of a Notification of Late Filing on Form 12b-25 and the timing thereof. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that could cause SMCI’s actual results to differ materially from those anticipated. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in SMCI’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings, particularly in SMCI’s Annual Report on Form 10-K for its fiscal year ended June 30, 2023.

Investor Relations Contact:
Nicole Noutsios
email : ir@supermicro.com